EXHIBIT 21

                        LUNAR CORPORATION AND SUBSIDIARIES


Name of Subsidiary          Jurisdiction of Incorporation
- ------------------       -----------------------------

Bona Fide, Ltd.             Wisconsin
Lunar FSC, Inc.             U.S. Virgin Islands
Lunar GmbH                  Germany
Lunar Europe, N.V.          Belgium